EXHIBIT 10.3

                                 [COMPANY LOGO]


                                  July 14, 2003

Mr. Morris E. Van Asperen
4161 Riverview Run Ct
Suwanee, GA 30024

Subject:  Employment Agreement Made June 28, 2000, First Amendment

Dear Van:

In connection with the Employment Agreement made June 28, 2000 ("the Agreement") between you and Color Imaging, Inc. (the "Employer" or "Company"), it is agreed that the following changes shall be effective as of the date(s) indicated:

     (1) Position & Title. Effective August 1, 2003, you are hereby assigned the responsibilities and duties of Marketing and Sales, excepting the supervision of the newly hired Director of Sales and his staff, and including marketing and channel sales for all-in-one imaging, toner and drum cartridges recently introduced by the Company. In addition, you remain the Chief Financial Officer and Secretary of the Company with the responsibilities and duties in connection therewith until such time(s) as other(s) may be appointed to those positions.

     (2)       Compensation. Article III of the Agreement is amended as follows:

          a) Section 3.01 paragraph 1 is hereby amended and your compensation shall consist of a base salary and commission. Effective August 4, 2003, your base salary shall be $78,000 per annum paid ratably every two weeks at $3,000 per pay period. Effective August 1, 2003 you shall earn and be paid a commission of 1/2 of 1 percent (0.5%) on all of the net sales of the Company, excepting those of the President and the new accounts to be established under the supervision of the newly hired Director of Sales, paid monthly in arrears with the first such commission for the month of August 2003 being due and payable on or before September 26, 2003.

          b) Section 3.01 paragraph 2, providing for an annual salary increase of five percent (5%) per year is hereby deleted, together with
               Section 3.01 paragraph 4 and Exhibit II, which provided for your participation in a Cash Value Life Insurance, Retirement Supplement Plan.

To indicate your understanding and acceptance of these amendments to the above referenced Agreement, please sign where indicated hereafter.

Sincerely,                                  Acknowledged and accepted:

EMPLOYER                                    EMPLOYEE



/S/ SUELING WANG                            /S/ MORRIS E. VAN ASPEREN
_______________________                     __________________________
Sueling Wang, Phd                           Morris E. Van Asperen
President



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